SUPPLEMENT
(TO OFFER TO PURCHASE, DATED JUNE 9, 1999)


                             AIMCO PROPERTIES, L.P.

                            Extension of Offer Period
                                   relating to
         the offer to purchase units of limited partnership interest in
                       UNITED INVESTORS GROWTH PROPERTIES
                                for $77 in Cash


         Pursuant to an Offer to Purchase, dated June 9, 1999, and a Supplement, dated July 2, 1999, we have offered to acquire units of limited partnership interest in your partnership. We have now extended the expiration date for our offer from July 23 to July 30, 1999.

         Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer. We will pay for units tendered pursuant to our offer promptly after expiration of our offer. You will not pay any fees or commissions if you tender your units.

         We will only accept a maximum of 15,930.68 units in response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

         Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on July 30, 1999, unless we extend the deadline.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE OFFER TO PURCHASE AND ON PAGE 1 OF THE SUPPLEMENT FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

         If you desire to accept our offer, you should complete and sign the Letter of

Transmittal in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Supplement. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE SUPPLEMENT OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (888) 349-2005.



                                  July 16, 1999

         The letter of transmittal and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

             By Mail:                     By Overnight Courier:                   By Hand:

          P.O. Box 2065                     111 Commerce Road                 111 Commerce Road
        S. Hackensack, N.J.               Carlstadt, N.J. 07072             Carlstadt, N.J. 07072
            07606-2065                  Attn.: Reorganization Dept.       Attn.: Reorganization Dept.


                          For information, please call:

                            TOLL FREE: (888) 349-2005